Exhibit 99.1

HealthLynked Reports Third Consecutive Quarter of Record Year-Over-Year Revenue Growth of 131%

Naples, FL March 31, 2020 – HealthLynked Corp. (OTCQB: HLYK), a provider of healthcare-related technology that connects doctors, patients and medical data, late yesterday reported its financial results for the quarter and year ended December 31, 2019, including a third straight quarter of record year-over-year revenue growth.

Fourth Quarter 2019 Compared to Fourth Quarter 2018:

•	131% increase in revenue in Q4’19 compared to Q4’18, increasing to $1,172,878 from $507,418 in Q4’18
•	Operating loss decreased by 3% from $899,254 in Q4’18 to $871,882 in Q4’19
•	Patient appointments increased 7% from 3,753 in Q4’18 to 4,006 in Q4’19
•	Time of Service collections increased 659% from $102,450 in Q4’18 to $777,895 in Q4’19

Fourth Quarter 2019 Compared to Third Quarter 2019:

•	Revenue was flat in 4Q’19 at $1,172,878 compared to 3Q’19 revenue of $1,172,560
•	Operating loss increased by 7% from $815,691 in Q3’19 to $871,882 in Q4’19
•	Patient appointments decreased 5% from 4,219 in Q3’19 to 4,006 in Q4’19
•	Time of Service collections increased 1% from $768,606 in Q3’19 to $777,895 in Q4’19

Full Year 2019 Compared to 2018:

•	78% increase in revenue to $4,018,818 in 2019 compared to $2,259,002 in 2018
•	Operating loss increased by 8% from $2,972,146 in 2018 to $3,209,010 in 2019
•	Patient appointments increased 4% from 15,775 in 2018 to 16,409 in 2019
•	Time of Service collections increased 350% from $549,612 in 2018 to $2,475,377 in 2019

"Our 10-K concludes a very successful year for HealthLynked in which our company grew 131% in the last quarter, as compared to the same quarter last year, and 78% annually", said Michael Dent M.D., the Company's Chairman and CEO. “We continue to grow our Health Services division and we have made significant progress in development and adoption of the HealthLynked Healthcare Network. Perhaps most significant is our contribution to tracking COVID-19 and deploying the HealthLynked Network on a global scale. The HealthLynked COVID-19 tracker has been the #1 trending most downloaded medical app in the Apple App Store with over approximately 1.65 million downloads in the past 3 weeks and approximately 80,000 users in the COVID-19 chat."

Dr. Dent went on to say, “The HealthLynked Network is uniquely positioned to monitor patients’ symptoms, connect them to their healthcare providers and share important medical information for all patients. Our patient access hub “PAH” technology allows patients to check in from their smart phones to maintain social distancing and prevent the spread of COVID-19.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records, in one convenient online and secure location, free of charge. Participating healthcare providers can connect with their current and future patients through the system. Benefits to in-network providers include the ability to utilize the HealthLynked patent pending patient access hub “PAH” for patient analytics. Other benefits for preferred providers include HLYK marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using the Company’s “real time appointment scheduling” all within its mobile application. Preferred providers pay a monthly fee to access these HealthLynked services. For additional information about HealthLynked Corp., please visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission. These reports are publicly available at www.sec.gov.

Contacts:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

(800) 928-7144, ext. 99

Investor Relations Contacts:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646-762-4518

Jim Hock

Hanover International Inc.

jh@hanoverintlinc.com

760-564-7400

HealthLynked Corp.

Selected Consolidated Financial Data

Years and Quarters Ended December 31, 2019 and 2018

	Year Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018
Statement of Operations Data

Patient service revenue, net	$4,018,818	$2,259,002	$1,172,877	$507,418
Net loss	$(5,528,599)	$(5,790,835)	$(2,463,028)	$(1,189,740)

Net loss per share, basic and diluted	$(0.06)	$(0.07)	(0.02)	(0.01)
Weighted average number of common shares, basic and diluted	99,059,677	78,816,272	106,349,355	84,924,547

Balance Sheet Data
	December 31, 2019		December 31, 2018
Total Assets	$	2,546,554	$	427,363
Total Liabilities	$	5,389,234	$	3,362,210
Total Shareholders' Equity	$	(2,842,680)	$	(2,934,847)

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